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                                      EXHIBIT 21

    All of the following are wholly owned subsidiaries of the Registrant:


Subsidiary                             State in which organized
----------                             ------------------------

The Lynde Company                      Minnesota

Feed-Rite Controls, Inc.               Minnesota

Mon-Dak Chemical, Inc.                 North Dakota

Dakota Chemical, Inc.                  South Dakota


The financial statements of The Lynde Company, Feed-Rite Controls, Inc., Mon-Dak Chemical, Inc., and Dakota Chemical, Inc. are consolidated with those of the Registrant.